SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549
                                    ________

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of Earliest Event Reported):           June 15, 1999
                                                            -------------

                               UNISYS CORPORATION
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



    Delaware                       1-8729                       38-0387840
---------------            ------------------------         -------------------
(State or Other            (Commission File Number)            (IRS Employer
Jurisdiction of                                             Identification No.)
Incorporation)



                                  Unisys Way
                         Blue Bell, Pennsylvania  19424
                ----------------------------------------------------
                (Address of Principal Executive Offices)  (Zip Code)



                                (215) 986-4011
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                (Registrant's telephone number, including area code)


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Item 5.  Other Events.

On June 15, 1999, Unisys Corporation and PulsePoint Communications announced that they had signed an agreement for Unisys to acquire PulsePoint, a leading developer of carrier-class enhanced services solutions for the communications industry, in a tax-free, stock-for-stock merger.

In the merger, each share of PulsePoint common stock will be converted into Unisys common stock using an exchange ratio based on the average price of Unisys common stock during a 20-trading-day period preceding the PulsePoint shareholder meeting to approve the transaction. The ratio will provide for a maximum consideration of $6.60 (if the average price of Unisys common stock is above $33) and a minimum consideration of $5.40 (if the average price is below $27) for each PulsePoint common share. If the Unisys average price is between $27 and $33, PulsePoint shareholders will receive 0.2 shares of Unisys common stock for each share of PulsePoint common stock. PulsePoint convertible preferred stock will be converted into PulsePoint common stock prior to the merger.

On June 14, 1999, the closing price of Unisys common stock on the New York Stock Exchange was $37.4375 per share. If this were the 20-day average price, PulsePoint shareholders would receive the maximum consideration of $6.60, or
0.176 shares of Unisys common stock, for each share of PulsePoint common stock. This would result in a total of approximately 2.4 million shares of Unisys common stock being issued in the merger. In addition, all outstanding PulsePoint stock options and warrants will be converted into options and warrants to purchase Unisys common stock giving effect to the exchange ratio used in the merger.

The acquisition, which will be accounted for as a pooling of interests, is expected to close in the third quarter of 1999. The transaction is subject to approval by PulsePoint common and preferred shareholders, each class voting separately, as well as regulatory approvals, including registration of the shares of Unisys common stock to be issued in the merger and Hart-Scott-Rodino Act review, and customary closing conditions.

Certain institutional holders owning more than 90 percent of the outstanding shares of PulsePoint convertible preferred stock and approximately 10 percent of the outstanding shares of PulsePoint common stock have agreed to vote in favor of the merger. These holders have also agreed, subject to completion of the registration process by July 30, 1999, to convert a portion of their preferred holdings into common stock prior to the PulsePoint shareholder meeting and to also vote those common shares in favor of the merger. In such event, 89 percent of the PulsePoint preferred shares and 38 percent of the PulsePoint common shares will be committed to approve the merger. If the registration process is not completed by July 30, 1999 and the holders of the preferred stock elect not to convert, Unisys has the right to terminate the transaction before August 20, 1999.

The merger agreement also includes customary non-solicitation, termination fee and expense reimbursement provisions. In addition, PulsePoint has granted Unisys an option to purchase a number of shares of PulsePoint common stock equal to approximately 19.9% of its currently outstanding shares of common stock, exercisable if the merger is terminated under certain circumstances.

                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          UNISYS CORPORATION


Date:  June 17, 1999                      By:  /s/ Janet Brutschea Haugen
                                               --------------------------
                                          Name:    Janet Brutschea Haugen
                                          Title:  Vice President and Controller